Guanwei Recycling Corp. 2010 Year End Conference Call
Tuesday, April 5, 2011 @ 8:00am EDT

Operator: Good day, ladies and gentlemen and welcome to the Guanwei Recycling Corp. 2010 Year End Conference Call.  At this time all participants are in a listen-only mode.  Following today’s presentation instructions will be given for the question and answer session.  If anyone needs assistance at any time during the conference, please press the star button followed by zero.  As a reminder, this conference is being recorded.  On the conference today will be Mr. Chen Min, Chief Executive Officer, Yang Feng, CFO, Mr. Derrick Chow, VP Finance and Ms. Liya Wu, Vice President of U.S. Operations.

I would now like to turn the conference over to Ken Donenfeld of DGI/Focus Asia Investor Relations.  Please go ahead, sir.

Ken Donenfeld:           Thank you, Operator, and thank you to everyone joining us on the call today.  A link to this conference call will be posted on the Company’s website, and instructions for accessing the call are included in the earnings release.  As our operator noted, Mr. Chen and the other executives of the Company are on the line with us.  In the 50 minutes or so that we have,  Mr. Chen asked that I present his opening comments and Derek Chow, VP Finance of the Company, will walk you through the numbers. Both will then be available to answer your questions.  We appreciate your holding any questions you may have until we’ve completed the opening remarks—and your patience as we go through the translation process in answering questions.

Before we get started, I’m going to read a disclaimer regarding forward-looking statements.  This conference call may contain, in addition to historical information, forward-looking statements within the meaning of  the federal securities laws regarding Guanwei Recycling Corp.

Except for historical information contained in our comments, the statements we make are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Okay, I can now begin.

Thanks to those of you joining on this call, or will be listening in to the webcast in the weeks to follow.  It is one of our top priorities to strengthen the bridge between the Company and its investors, as well as to encourage the public at large to learn about our Company.  We are very proud of our financial development, just as much as we are proud of our clean tech operation and the benefits this brings to our community, and the overall well being that is the consequence of taking care of our environment.  This is a personal passion that I’m very happy I’ve been able to incorporate in our business and hope our leadership sets the bar for others.

For those of you who are joining the call for the first time, I‘d like to spend a little time explaining our Company and its growth strategy - - before I hand over to Derrick a discussion of our results and our continuing very bright outlook.  Then I’ll be happy to answer your questions.

For those of you who know us, what Guanwei Recycling does is very straightforward.  We buy used plastic, although it can only have been used once.  Then we sort it, smash it, wash it and package it into 4 grades of reusable plastic grains or pellets that readily substitute for or be mixed with “virgin plastic” in most applications.  However, and very important to understand, our product is 30% to 50% cheaper than the virgin plastic.  Further, we do all this in the most environmentally friendly way, at a facility in which we have invested substantially—and continue to invest in – to maintain the highest possible “green” standards.  Interestingly, this also gives us a special edge in the business as I will explain.

The particular plastic we work with is called low density polyethylene, or LDPE, one of several polymers used in packaging and one of the most widely used, mostly in industrial packaging.  We sell recycled LDPE to more than 300 customers in ten different industries and the demand for it is extremely strong.  We are China’s largest manufacturer of this product, with our 65,000 ton manufacturing capacity making us bigger than our two next largest competitors combined.

With recycled LDPE’s qualities, such as being waterproof, it goes into products such as shoes - - actually shoe soles - - wiring, pipes, plastic film, toys and the like.  The Chinese government has been heavily promoting its use, in particular, in products for building and construction, and as a substitute for metal in sewage, gas and water pipes.  As you know, the government is spending billions on infrastructure projects throughout China, particularly in rural areas.

Not only is recycled plastic cheaper than virgin plastic - - but demand for it is fueled by the fact that even though plastic production in China is growing rapidly, it still can’t keep up with the demand.  Actually, less than 50% of plastic consumption is manufactured domestically.  Because of this, China has become the world’s largest recycler, with recycled plastic production growing much faster than virgin plastic production at about a 30% annual clip.  In fact, recycled plastic regularly makes up one quarter of all plastic used in manufacturing in China.  GPRC is dominant in this industry as it is highly fragmented, with mostly small family producers.

In addition to size, there are a few other important things that clearly separate our Company from anyone else - - as I have explained on other occasions.

What differentiates Guanwei from competitors is: first, we are one of the few recyclers in China, perhaps the only manufacturer of recycled LDPE - - that operates its business in compliance with the highest environmental standards that meet the very stringent requirements of both German and Chinese authorities.  Based on the regular audits of our business by German authorities, that entail meeting very high air, water, noise, shipping and labor standards, we have received a Compliance Certificate.  With this certificate - - we are able to purchase our waste directly from German suppliers with no middlemen.  Because German standards are recognized as the most stringent - - we also can purchase materials directly from other environmentally concerned countries elsewhere in Europe.  In our case, suppliers in Holland and Spain.  In each of these countries, it is very expensive to process waste, and we offer an attractive alternative.

Our direct purchases of plastic waste provides us a major advantage over competitors.  First, our raw material costs are lowered.  Second, the waste we get in Europe is actually “high quality” plastic waste, that is labeled and sorted in its original form very carefully.  Consequently, each shipment contains a higher percentage of top grade LDPE and less non-LDPE waste - - which reduces our labor intensive sorting costs.

Additionally, we can produce more of the top grade higher margin recycled LDPE from the higher quality waste we receive.  The top grade product - - very literally is the “whitest” product.  The four grades of LDPE we produce are differentiated solely by color.   The whitest products command the highest prices in the market.  Again, we believe we’re the only Chinese recycled LDPE manufacturer that currently directly imports nearly all of its raw material supply directly from Europe.  Periodically, we have gone to middlemen or sold product manufactured by others, as was the case in this year’s third quarter.  But this is not the main thrust of our efforts.

The main potential limitation on our growth - - at least on paper - - is the import quota in place for recycled plastic waste.  Working with another Company, Huan Li, our current aggregate quota is 59,000 tons of imported waste. This compares with our production capacity of 65,000 tons if we added a third shift with more labor.  Our actual production of self manufactured LDPE in 2009 was approximately 32,000 tons and in 2010 it was about 42,000 tons.  Against this, we began the process in 2010 to expand the quota on our imported waste to an aggregate of 185,000   tons.  It would be about triple our current aggregate and by July of this year we expect to have this in place.  Given the strong demand for our product, we also are looking at ways to expand our production capacity in steps, and will have more to say about this as the year goes on.

Looking at our results in 2010, I was pleased to report on Thursday that our full year net income grew 54% over the prior year as we reached EPS of $.50 per share. This growth was achieved as revenues from sales of our core product, self manufactured recycled LDPE, grew 41%.

As Derrick will explain, our focus on the growth in manufactured products which were 94% of revenues - - is more reflective of our true growth than a comparison with reported revenues in 2009, a year in which we had some anomalies in our sales picture.

This also is the case with our gross profit margin, which usually is in the 30% range and this past year was 32.30%.  Due to the unusual product mix in 2009 it was only 22%, so the growth in margins in 2010 really was a return to a more normal situation.

Of course, in 2010, a key contributor to substantially increased profits and margins also was the improvement we saw in recycled LDPE pricing - - which despite a solid increase remained a full 40% or so below prices for “virgin” plastic.

While we are seeing current prices for our products only slightly above the 2010 level, we are confident in our ability to maintain good margins.

One key to this is our ability to procure raw material that meets our standards at the correct prices.  Given our size, and with no middlemen, our competitive advantage in obtaining the highest quality raw material in Europe is significant.

With respect to competition, it’s also important to note that, in order to achieve our environmental certifications, we made an investment in waste disposal and “green” manufacturing that potential competitors would see as a real hurdle.

You can be assured as well that we work every day to do all the things necessary to maintain our status as a zero discharge company.

Given the very fortuitous situation we have in terms of demand, a major focus of management is strengthening and expanding our sources of raw material supply.  During the year, we announced additional arrangements we made with German suppliers that we believe will become longer term, secured supply agreements.

At present, we believe we have a secure, high quality supply of raw material from ten European suppliers.  However, we also continue to explore new supply arrangements elsewhere in Europe and around the world and are very confident about maintaining our competitive edge.  This, combined with anticipated continuing strong product demand, underlies our great confidence in a continuation of our rapid growth.

I will now ask Mr. Derrick Chow, VP Finance of the Company, to review recent results in more detail, before we open the conference to your questions.    Derrick.

Derrick: Thank you Ken.  This was indeed an excellent year for our Company operating in a strong growth environment, with very favorable demand for our key product.

As Mr. Chen noted, we provided a revenue comparison based on sales of our core product, self manufactured LDPE, which in 2010 grew 41% to $44.48 million year over year.  On a tonnage basis, growth was 33% from about 31,000 tons in 2009 to nearly 42,000 tons in 2010.

Reported revenues for 2010 of $47.6 million included two other items, namely approximately $2 million in third quarter sales of “purchased” recycled LDPE, which we acquired and sold to certain customers to meet their requirements.  Additionally, we had revenues from sales of non-LDPE plastic waste, which normally occur as we process our waste and sell off any plastic waste we normally get in even the purest shipments.  In 2010, this translated to $1.07 million in sales.

In 2009, however, we reported sales from another source, namely, $7.48 million of raw material inventory - - this was a prudent but unusual step in the prevailing post financial crisis environment.  We had no such sales in 2010.

In 2009, we also reported sales of purchased recycled LDPE totaling $7.5 million, to take advantage of market conditions.  With the exception of the $2 million of such sales in the 2010 third quarter I described, we have discontinued this practice.

The net result is that we had a small bubble in 2009 revenues which, as reported, were $47.3 million and give the appearance of flat year over year sales.   However, sales of our core product actually were up quite strongly.

In 2009, as Mr. Chen pointed out, another effect of the sale of raw material inventory in particular, was to lower the overall gross profit margin for the year.  In 2010, however, we recovered nicely to achieve profit margins of 32.30%, aided as well by pricing improvements.

Specifically, sales prices on recycled LDPE averaged $1,072 per ton in 2010, versus $1,012 in the prior year, up roughly 6%.  Currently, prices are slightly above the average price during 2010.

With respect to working capital, we typically are paid before delivery, which helps us achieve a very favorable cash conversion cycle.  At year end 2010, we saw cash and cash equivalents grow to about $15 million from $7.3 million a year earlier.

With our solid position, during 2010 we were able to self-fund the completion of a new 4000 square foot warehouse.  Our former warehouse was converted for expansion of our sorting and classification operations, which will support future anticipated increases in production capacity.

At this point I will pause to return the floor to Ken, and try to answer any questions you have right after that. - - Ken?

Ken: Thanks very much Derrick.  The only thing Mr. Chen wanted to add before the Q & A period is a comment on China’s economy, which is seen to be slowing down from the torrid growth pace over the past several years.  It is his belief that China’s growth in 2011 is still likely to lead the world, albeit at a slower pace, and demand for recycled LDPE will continue to be very strong.  Further, if there is a slowing down, the effect on recycled plastic sales actually is likely to be positive, as manufacturers will be looking for ways to cut costs by either substituting recycled plastic for virgin plastic, or by mixing the two products.

In short, the Company sees another year of strong growth ahead.

On that note, I will now open this session to your questions.
Jill?  Operator?

Operator:  Thank you, sir.  Ladies and gentlemen, at this time we will begin the question-and-answer session.  And as a reminder, if you have a question, it's star, one on your touchtone phone.  And if you wish to decline from the polling process, press the star followed by the two.  And if you're using speaker equipment today, you will need to lift the handset before pressing the numbers.  One moment for our first question.

   And our first question comes from the line of Dmitry Shapiro with Global Hunter Securities.  Go ahead, please.

Dmitry Shapiro:          Hi, guys.  Congratulations on a very strong year.

Male Speaker:             Hi.

Liya Wu:                      Hi, Dmitry.  Thank you.

Dmitry Shapiro:         Can you talk more about the expansion of your recycled plastic import quota?  What are the steps to get the license and where do you guys stand right now?  Also, if you had to guess, when do you think you might be able to receive the final approval, and what might be some of the hurdles in the way?

Liya Wu:                      (Chinese spoken).

Male Speaker:            (Chinese spoken).

Liya Wu:                     This import increase of the import quota is being processed, and we are in the final stage.   All approvals from the city government and the provincial government have been obtained, and we also got the independent institution to issue the environmental protection appraisal, and all of this has been sent into the Central Government Agency for the final review.  And we expect to get the increased import quota of a combined 185,000 tons by July.

Dmitry Shapiro:         Okay, great.  So assuming you will get the import quota expansion, can your current suppliers accommodate your growing raw material needs, or will you need to find new suppliers?  And also, do you see enough demand in the market to support you doubling or tripling existing capacity?

Liya Wu:                      (Chinese spoken).

Male Speaker:             (Chinese spoken).

Liya Wu:                       We have—the company has—currently, we have 10 stable suppliers in Europe, and all these suppliers have four or five years of long-term relationships with our company.  We are also developing more supply chains to stabilize our supply.  So from the supply side, in fact, we see there is no uncertainty about suppliers.  And the market, you know, the demand of the domestic consumption is huge, so we don't see that by increasing our manufacturing capacity we will have any shortage from the supply or demand side.

Dmitry Shapiro:          Okay, so also assuming that you will get the import quota expansion, what are your cap ex plans associated with it, and how much do you estimate it will cost?

Liya Wu:                       (Chinese spoken).

Male Speaker:             (Chinese spoken).

Liya Wu:                       Currently, our capacity is 65,000 tons based on the three shifts, and with increased import quota we will complete the construction and expansion, and we will increase the total manufactured capacity to 120,000 tons, which means that we will add 55,000 tons to the manufacturing capacity.

Dmitry Shapiro:          Okay, and how much do you estimate it's going to cost?

Liya Wu:                       That cost is around $12 to $13 million.

Dmitry Shapiro:          12 to 13 million.  Okay, great.  And so earlier on the call you guys said that you're selling to 10 different industries.  Can you give us a breakdown on an industry basis of your 2010 sales?

Liya Wu:                      Still, shoe sole manufacturing is our biggest industry because we are located in Fujian Province which is the biggest shoe manufacture OEM base in China.  So the shoe sole manufacture represents about 50% of our sales, and 35% is the infrastructure, like, the waterproof material, or fireproof material. Our building material represents 30% to 35% of our sales.  And 10% right now is to the agriculture segment, which include greenhouse film manufacturers.  And the other 10% comes from furniture manufacturers and toy manufacturers.

Dmitry Shapiro:          Okay, excellent.  And looking at pricing for your final products as well as raw materials, what sectors primarily drive both, and where do you see the trend going forward?

Liya Wu:                      (Chinese spoken).

Male Speaker:             (Chinese spoken).

Liya Wu:                       The demand from infrastructure will have the strongest influence due to, you know, the massive infrastructure development in China, and will further drive the price increase, too.

Dmitry Shapiro:          Okay.  And what about the pricing for your raw materials, what's the main drivers for that?  You know, what determines the price?

Liya Wu:                      (Chinese spoken).

Male Speaker:             (Chinese spoken).

Liya Wu:                      The raw material—our raw material is the used plastic, packaging material and basically the price is very stabilized.  It will increase a little bit if the oil price has been like, you know, increased from maybe $40 per barrel to $140 per barrel.  Only when the price change is this big, that will affect the raw material price increase.

Dmitry Shapiro:         Okay.  And my final question, in your 10-K it says that you can add the third shift to get to 65,000 tons in your capacity with your existing facilities.  I'm just wondering how long would it take to train additional employees, and when can we see this incremental capacity coming into play?

Liya Wu:                      (Chinese spoken).

Male Speaker:             (Chinese spoken).

Liya Wu:                      We were restricted by the import quota, and—for year 2010, and currently, our import quota is 59,000 tons of the raw material.  That's restricted our ability to utilize our manufacturing capacity.  As soon as our import quota increases, we can realize the maximum of our manufacturing capacity.  So basically, in July, when our import quota increase is approved, we can increase our output to 65,000 tons.

Dmitry Shapiro:         Okay, great.  Thank you.  Congratulations on a great quarter and year again.

Liya Wu:                      Thank you very much, Dmitry.

Dmitry Shapiro:          Thank you.

Kenneth Donenfeld:   Operator, are there any other questions?

Operator:                     Yes.  We have a question from the line of Aaron Kabucis with State Street.  Go ahead, please.

Aaron Kabucis:          Hi.  Congratulations on a very strong year.  I have a question specifically with regards to your expectations for 2011.  Irrespective of the pending import quota, do you have any hard expectations for sales volume in 2011?

Liya Wu:                      (Chinese spoken).

Male Speaker:            (Chinese spoken).

Liya Wu:                      We—our principle is that we don't provide guidance, but we expect very rapid growth for year 2011, and this year we are going to spend six months to complete our expansion, which will increase the output capacity to 120,000 tons.  And we expect that the ramp-up will mostly show in 2012, but by November/December you will see that our monthly output will nearly be double the current capacity.

Aaron Kabucis:           The sales volume for 2010 at 42,000 tons was markedly greater than that of 2009.  If you are not going to give expectations, obviously there is a lot of concerns whether or not the import quota is going to be received and the exact timing for that.  Can we at least expect that not taking into account this new import quota that sales volume will increase over 2010 levels?

Liya Wu:                      Yes, of course.

Aaron Kabucis:           Okay.

Liya Wu:                      Our organic growth is always, always above 30% - 40%, that's for sure.  So when the import quota increase is approved, which we are very certain that we're going to obtain it in July, the company will maintain a very rapid growth, and our sales will be much bigger than year 2010.

Aaron Kabucis:           Okay, thank you.  Also, with regards to the new facility that you intend to bring online to accommodate the additional capacity, how do you plan on financing the facility, and in what proportions?

Liya Wu:                      We—the company has—if you review our financial statements, as you know, we have over $14 million of cash and cash equivalents.  And we can support our working capital as well.  But we are open to financing if the market condition is good enough for us to raise the capital in the market, too.

Aaron Kabucis:           Okay, so obviously the current cash supports whatever expectations you have in terms of requirements for capital in this new facility?

Liya Wu:                      We will say that,—we—for the expansion, we will be open to see if we can have good enough conditions for a raise in the market. But the company can also—if the market condition is not good enough for us to raise, then we will solve our capital issues domestically.  We can borrow from the bank since the company has a very minimal bank loan right now, and also, we have sufficient capital—we have sufficient cash.  So it just—it really depends on the market conditions.

Aaron Kabucis:          Okay, I understand.  I can see obviously that the cash generated by the business is quite significant, and would likely be supportive of that.  My final question is with regards to the Omnibus share plan.  Do you have any expectations to the proportion of shares that are likely to be distributed this year under this plan?

Liya Wu:                      I'm sorry, I beg your pardon?  Could you repeat the question?

Aaron Kabucis:           The share plan, the Omnibus share plan that was ratified at the last meeting, I was wondering, I noticed that it's authorized for issue up to 3.4 million shares.  I believe it was over a 10 year period.  Should we be looking at that as 10% of that 2.4 million per year?

Liya Wu:                       (Chinese spoken).  This share plan—as, you know, is the preparation for the employee motivation—and the company is—currently, we don't have any plan to—to issue these shares or to exercise the option yet.  But, you know, again, the company is open to see what's necessary to encourage the management and encourage employees, and what is necessary to motivate our strategic alliance.  So we don't have the—we don't have the exercise plan right now.

Aaron Kabucis:            Okay.  That's good.  Thank you very much.

Liya Wu:                       Thank you.

Operator:                      Ladies and gentlemen, if there are any additional questions, please press the star followed by the one on your touchtone phone at this time.  Star, one to ask a question.

And it appears there are no further questions at this time, so please—oh, I'm sorry, we do have a question from the line of Robert Kecseg with Las Colinas Capital Management.  Go ahead.

Robert Kecseg:            Hello.  Good morning.

Kenneth Donenfeld:    Good morning.

Robert Kecseg:            I just wanted to say to Mr. Chen that I enjoyed touring the facility in November, and I just wanted to ask the question this way.  It says the aggregate quota for—currently is 59,000 tons, so isn't it fair to say that the application for the additional quota really applies to 2012 and beyond?

Liya Wu:                      Hi, Bob.  Yes.  Our capacity right now is 59,000 tons, and we are in the final stage to obtain a combined of 185,000 tons, which we expect to obtain by July.  But you are right, with the construction period ramp up of this import quota to turn into the output will mostly show in 2012, yes.

Robert Kecseg:            Okay.  Thank you.

Liya Wu:                       Thank you.

Operator:                      And it appears there are no further questions at this time, so I'll turn it back to management.

Kenneth Donenfeld:    Well, thank you very much for joining us on this call.  If anyone has questions, feel free after this call to call anyone on the press release contact list, and thank you very, very much.

Operator:                      Ladies and gentlemen, this does conclude the Guanwei Recycling Corporation 2010 Year End Earnings Conference Call.  Thank you for your participation.  You may now disconnect.